Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Isis Pharmaceuticals, Inc. 2011 Equity Incentive Plan and Isis Pharmaceuticals, Inc. Amended and Restated 2002 Non-Employee Directors’ Stock Option Plan of our reports dated February 27, 2015, with respect to the consolidated financial statements of Isis Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Isis Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 9, 2015